CONTACT:  Kara Stancell,
          Investor Relations & Corporate Communications,          (602) 808-3854

         MEDICIS REPORTS SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS;

        31% Increase in Revenues and 50% Increase in Earnings Per Share,
                             Absent Special Charges

SCOTTSDALE, Arizona--January 20, 2005--Medicis (NYSE:MRX) today announced second quarter fiscal 2005 net revenue growth of approximately 31% to $92.3 million with "if-converted" net income of $25.4 million, or $0.36 per diluted share, absent a $3.5 million tax-effected special charge associated with a research and development collaboration, compared to second quarter fiscal 2004 net revenues of $70.6 million with "if-converted" net income of $16.9 million, or $0.24 per diluted share, absent a $1.6 million tax-effected special charge associated with a research and development collaboration. Including the tax-effected special charge of $3.5 million, the Company reported Generally Accepted Accounting Principles ("GAAP") net income of $20.2 million, or $0.31 per diluted share for the second quarter of fiscal 2005. Including the tax-effected special charge of $1.6 million, the Company reported GAAP net income of $13.6 million, or $0.21 per diluted share for the second quarter of fiscal 2004. Diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP.

Second quarter fiscal 2005 net revenues increased primarily due to RESTYLANE(R) and PLEXION(R). At the end of the second quarter, the Company's core brands included RESTYLANE(R), DYNACIN(R), LOPROX(R), OMNICEF(R), PLEXION(R) and TRIAZ(R). For the second quarter of fiscal 2005, the Company's core brands represented approximately 78% of total revenue. Additionally, the Company's gross profit margin for second quarter fiscal 2005 increased to approximately 85% from approximately 84% over the prior year.

For the first six months of fiscal 2005, Medicis reported net revenue growth of approximately 35% to $181.2 million with "if-converted" net income of $47.4 million, or $0.66 per diluted share, absent a $19.4 million tax-effected special charge associated with the SubQ(TM) transaction reported in the first quarter of fiscal 2005 and absent a $3.5 million tax-effected special charge associated with a research and development collaboration with Ansata Therapeutics reported in second quarter fiscal 2005. Including the tax-effected special charges of $22.9 million reported in the first half of fiscal 2005, Medicis reported net income of $21.2 million, or $0.34 per diluted share for the first six months of fiscal 2005.

For the first six months of fiscal 2004, Medicis reported net revenues of $133.9 million with "if-converted" net income of $29.0 million, or $0.41 per diluted share, absent a $37.5 million tax-effected loss associated with the early extinguishment of debt reported in the first quarter of fiscal 2004 and absent a $1.6 million tax-effected special charge associated with a research and development collaboration reported in second quarter fiscal 2004. Including the tax-effected special charges of $37.5 million and $1.6 million reported in the first half of fiscal 2004, Medicis reported a net loss of $13.5 million, or $(0.25) per diluted share for the first six months of fiscal 2004.

The 35% increase in net revenues for the first six months of fiscal 2005 was primarily attributable to growth in the RESTYLANE(R), DYNACIN(R) and PLEXION(R) brands. In the first half of fiscal 2005, the Company's core brands represented approximately 77% of total revenue. Additionally, the Company's gross profit

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

margin for the first half of fiscal 2005 increased to approximately 85% from 84% over the prior year.

Selling, general and administrative expenses in second quarter fiscal 2005 were $32.3 million, or approximately 35% of revenues compared to $29.1 million, or approximately 41% of revenues in the second quarter fiscal 2004, a decrease as a percentage of revenues of approximately 6 percentage points. The $3.2 million increase in selling, general and administrative expenses primarily was due to incremental costs associated with RESTYLANE(R). The decrease in percentage of revenues primarily was due to second quarter fiscal 2005 revenues outpacing the increase in selling, general and administrative spending.

Research and development expenses for the second quarter of fiscal 2005 increased approximately 31% to $4.4 million, or approximately 5% of revenues, absent special charges, compared to $3.3 million, or approximately 5% of revenues, in second quarter fiscal 2004.

"We are pleased to announce a solid second quarter," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "Continued growth of RESTYLANE(R), LOPROX(R) Shampoo and DYNACIN(R) Tablets highlighted the quarter, along with the introduction of our innovative PLEXION(R) Cleansing Cloths. We were delighted to enter into a research and development collaboration with Ansata Therapeutics for a unique peptide technology. As we enter the second half of fiscal 2005, we anticipate continuation of our `emergence' theme with the goal of introducing at least one new product from our vigorous research and development pipeline. Our commitment to shareholder value, physicians and patients remains resolute."

In second quarter fiscal 2005, approximately $84 million of common shares were repurchased under the stock repurchase program approved by the Company's Board of Directors in August 2004 (2,177,286 shares at an average market price of $38.65). As of December 31, 2004, the repurchase authorization amount of up to $150 million in common stock under the new program has been met.

Medicis previously released updated fiscal 2005 revenue guidance of approximately $375 million and earnings per share guidance of $1.42. The Company is raising its previous fiscal 2005 revenue guidance by $1 million to approximately $376 million, and earnings per share guidance by $0.01 to $1.43, excluding special charges. Based upon information available currently to the Company and as a result of the second quarter fiscal 2005 results, the Company's financial guidance is as follows:

                                Fiscal Year 2005
                              ending June 30, 2005
                    (in millions, except per share amounts)

                                First Quarter       Second Quarter     Third Quarter     Fourth Quarter  Fiscal Year
                                   (9/30/04)           (12/31/04)         (3/31/05)        (6/30/05)        2005
                                     Actual              Actual           Estimated         Estimated     Estimated
                                -------------       --------------     -------------     --------------  -----------
Current revenue
  objectives                         $89                  $92              $95                $100          $376
Previous EPS guidance*              $0.29                $0.35            $0.36               $0.42         $1.42
Current EPS objectives,
  including EITF Issue
  04-8 impact of contingent
  convertible securities*           $0.30                $0.36            $0.36               $0.41         $1.43



*Excluding tax-effected special charges relating to research and development collaborations and including the application of the "if-converted" method in accordance with GAAP.


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

At its June 30-July 1, 2004 meeting, the Emerging Issues Task Force ("EITF") began discussing Issue 04-8, "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share," and the accounting for contingently convertible debt instruments, commonly referred to as "CoCos." At its subsequent September 29-30, 2004 meeting, the EITF reached a conclusion that CoCos should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger has been met, effective for periods ending after December 15, 2004.

As a result of the EITF's conclusion, second quarter fiscal 2005 and second quarter fiscal 2004 diluted per share amounts and year-to-date diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP regardless of whether the outstanding 2.5% Convertible Senior Notes and 1.5% Convertible Senior Notes meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares. For second quarter fiscal 2004, the dilutive shares relative to the convertible notes do not impact GAAP earnings per share, as they are anti-dilutive.

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the Company's most recent annual report on Form 10-K and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results of the Company's research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company's industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, in particular, the recent approval of a generic LOPROX(R) Cream or a substitutable DYNACIN(R) Tablet form, any future competitive product approvals that may affect the Company's brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, nor if any payments such as these will be made at all. The above estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and podiatric conditions and aesthetics medicine. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, eczema, fungal infections, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), OMNICEF(R) (cefdinir), PLEXION(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate

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


in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, including DYNACIN(R) Tablets and/or LOPROX(R), or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transactions, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions, the risks of pending or future litigation, and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2004. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

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


                                    Medicis
                        Summary Statements of Operations
                     (in thousands, except per share data)
                                                                Three Months Ended                      Six Months Ended
                                                                   December 31,                           December 31,
                                                           ---------------------------------- --------------------------------------
                                                              2004                2003                2004              2003
                                                           ---------------------------------- --------------------------------------
Revenues                                                        $ 92,349       $ 70,633             $181,167          $ 133,929
Cost of sales                                                     13,438         11,237               27,270             21,418
                                                                --------       --------             --------          ---------
Gross profit                                                      78,911         59,396              153,897            112,511
Operating expenses:
  Selling, general and administrative                             32,283         29,102               64,459             59,114
  Research and development                                         9,904(a)       5,753(b)            46,417(c)           9,291(b)
  Depreciation and amortization                                    5,189          3,740               10,222              7,166
                                                                --------       --------             --------          ---------
    Total operating expenses                                      47,376         38,595              121,098             75,571
Operating income                                                  31,535         20,801               32,799             36,940
Interest (income) expense, net                                       101           (164)                 248                115
Loss on early extinguishment of debt                                ----           ----                 ----             58,660
Income tax expense (benefit)                                      11,233          7,338               11,328             (8,298)
                                                                --------       --------             --------          ---------

 Net income (loss)                                              $ 20,201       $ 13,627             $ 21,223          $ (13,537)
                                                                ========       ========             ========          =========
Basic net income (loss) per common share                           $0.37          $0.25                $0.38             $(0.25)
                                                                   =====          =====                =====             =======
Diluted net income (loss) per common share                         $0.31          $0.21                $0.34             $(0.25)
                                                                   =====          =====                =====             =======
Shares used in basic net income (loss) per common share           54,716         54,965               55,972             54,780
Shares used in diluted net income (loss) per common               70,843         71,312               72,160             54,780
share

Cash flow from operations                                       $ 31,559       $  6,230             $ 45,465          $  39,981

-----------------------------------------------------------------------------------------------------------------------------------
GAAP Net income (loss)                                          $ 20,201       $ 13,627             $ 21,223          $ (13,537)
   Interest expense and associated bond offering costs
   (tax-effected)                                                  1,674(d)       1,667(d)             3,351(e)           3,477(e)
   Special charge for R&D (tax-effected)                           3,482(a)       1,575(b)            22,855(c)           1,575(b)
   Loss on early extinguishment of debt(tax-effected)              -----          -----               ------             37,474
                                                                --------       --------             --------          ---------

"If-converted" net income absent special charge
  and loss on early extinguishment of debt                      $ 25,357       $ 16,869             $ 47,429          $  28,989
                                                                ========       ========             ========          =========
     Shares used in diluted net income per common
     share                                                        70,843         71,312               72,160             71,015
     Diluted net income per common share                           $0.36          $0.24                $0.66              $0.41
                                                                   =====          =====                =====             =======
-----------------------------------------------------------------------------------------------------------------------------------

(a) Reported R&D expenses include a special charge of $5.5 million ($3.5 million tax-effected) relating to a research & development collaboration.
(b) Reported R&D expenses include a special charge of $2.4 million ($1.6 million tax-effected) relating to a research & development collaboration.
(c) Reported R&D expenses include a special charge of $36.3 million ($22.9 million tax-effected) relating to research & development collaborations.
(d) To calculate diluted earnings per share, tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and associated bond offering costs of $1.7 million and $1.7 million are added back to GAAP net income for the three months ended December 31, 2004 and 2003, respectively, and divided by shares used in diluted net income per common share.
(e) To calculate diluted earnings per share, tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and associated bond offering costs of $3.4 million and $3.5 million are added back to GAAP net income for the six months ended December 31, 2004 and 2003, respectively, and divided by shares used in diluted net income per common share. For GAAP diluted net income per common share for the six months ended December 31, 2003, the dilutive shares relative to the convertible notes are not included as they are anti-dilutive.

                                 Balance Sheets

                                                            At December 31, 2004         At June 30, 2004
                                                                (unaudited)
 Assets
  Cash, cash equivalents & short-term investments               $   532,518               $   634,040
  Accounts receivable, net                                           45,716                    47,858
  Inventory, net                                                     16,919                    19,540
  Other current assets                                               36,875                    32,425
                                                                   --------                  --------
     Total current assets                                           632,028                   733,863
  Property and equipment, net                                         6,429                     5,842
  Intangible assets, net                                            334,944                   331,144
  Other assets                                                        6,470                      7,535
                                                                   --------                  --------
     Total assets                                               $   979,871               $ 1,078,384
                                                                ===========               ===========

Liabilities and stockholders' equity
  Current liabilities                                          $     79,637               $    67,120
  Contingent convertible senior notes 2.5% due 2032                 169,155                   169,157
  Contingent convertible senior notes 1.5% due 2033                 283,910                   283,910
  Deferred tax liability                                              2,342                     2,894
  Stockholders' equity                                              444,827                    555,303
                                                                   --------                  --------
     Total liabilities and stockholders' equity                 $   979,871               $ 1,078,384
                                                                ===========               ===========

Working capital                                                 $   552,391               $   666,743
                                                                ===========               ===========

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